TO:               ALL STOCK OPTION PLAN PARTICIPANTS

FROM:             GEORGE JOCHUM

DATE:             APRIL 15, 1998


I am pleased to announce that effective as of April 15, 1998, MAMSI's Stock Option Committee of the Board of Directors authorized the voluntary exchange of all options whose current exercise price is in excess of $16 per share for newly issued options with an exercise price of $16 per share, this program will not include my options or the Board's options.

I am committed to retaining our valuable and contributing employees and it has been proven by our past experience that stock options have been a key in our success at keeping our good people. While this decision may be criticized by some of MAMSI's current shareholders, I believe it is imperative to the Company's future success. I personally look forward to continuing to work with you toward MAMSI's continued growth.

All newly issued options will have an exercise price of $16 per share. As a condition to the exchange, option holders must agree to an extended vesting. This means that options which may have been vested, will on exchange, be unvested for a period of one year. Additionally, the new options will be exercisable for an additional year beyond the current expiration date. This, of course, means that you must remain an employee until the options vest. Each employee may elect to exchange their current options.

As an example, shares granted on May 13, 1996, which originally vested equally on June 1, 1997, June 1, 1998 and June 1, 1999, will be replaced with options which vest 2/3 on June 1, 1999 and 1/3 in June 1, 2000. Additionally, the new option would be exercisable until May 1, 2002.

For your options to be exchanged, you will be required to turn in your old options for the new options. All participants will be notified of this process, which should begin in the next few weeks. In the meantime, if you have any questions, please save them for the Manager's Meeting to be held on Tuesday, April 22, 1998.

April 21, 1998
                                         ACTION REQUIRED BY APRIL 28, 1998

George T. Jochum
Chairman, President and CEO
Mid Atlantic Medical Services, Inc.
4 Taft Court
Rockville, MD  20850

Dear George:

         I have received your memorandum dated April 15, 1998 in which MAMSI offered each option holder the opportunity to voluntarily exchange previously issued options whose exercise price is $16.00 or more per share for new options whose exercise price will be $16.00 per share. I wish to (select one only):

[ ] Accept this offer for all qualifying options and surrender all qualifying options. For all options surrendered, I waive all right, title and interest that I have in those options and understand that the tendered options are no longer in force or effect.

[ ] Accept the offer for options granted on the following dates only and surrender all rights, title and interest in those options _________________________ (insert dates of those to be surrendered) and reject your offer for all other options.

[ ] I reject this offer and elect to retain the current options unchanged.

         To the extent that I accept your offer, I understand that the vesting dates and expiration dates of the newly issued options will be different (and later than) those dates in the options that I am surrendering. I have reviewed your memorandum of April 15, 1998 and understand the example included therein. I understand that agreements evidencing the newly issued options will be sent to me shortly and that these new options agreements will govern my rights in the newly issued options. Furthermore to the extent that I accept the offer, the newly issued options will be granted effective on the date noted below, the date I have accepted the offer.

Very truly yours,

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Signature

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Name

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Address                                  ONCE AN ELECTION IS MADE, NO CHANGES
                                         WILL BE ACCEPTED
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Social Security Number

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Date